Exhibit 4.32

                            Milestone Scientific Inc.
                              220 S. Orange Avenue
                              Livingston, NJ 07039
                               Tel: (973) 535-2717
                               Fax: (973) 535-2829

                                December 28, 2001

Mr. Leonard Osser
44 Kean Road
Short Hills, NJ 07078

            Re:   Milestone Scientific Inc ("Milestone")
                  Payment of Deferred Compensations

Dear Len:

      This will confirm that Milestone has agreed to issue to you and that you have agreed to accept from Milestone 614,183 units in payment of $491,346 in compensation, specifically, your salary as Chief Executive Officer of Milestone, which you voluntarily have deferred since August 5, 2000. Each unit will consist of one share of Milestone common stock and one warrant to purchase an additional share of such common stock. The warrants will be exercisable at $.80 per share through January 31, 2003, thereafter at $1.00 per share through January 31, 2004, and thereafter at $2.00 per share through January 31, 2007, at which time they will expire. The warrants also will have antidilution protection against capital changes.

      Milestone will use its best efforts to file with the Securities and Exchange Commission as soon as reasonably possible, but not later than June 30, 2002, a registration statement under the Securities Act of 1933, as amended (the "Securities Act") on Form S-3, registering the reoffer, resale or other disposition of the shares included in the units and the underlying the warrants and will use its best efforts to cause the registration statement to become effective as soon as possible after filing.

      By signing this letter, you confirm that (i) you are an "accredited investor" within the meaning of Rule 215 of the Rules and Regulations under the Securities Act, and (ii) you have acquired the units for investment and acknowledge that the securities cannot be resold or otherwise disposed of until they are registered under the Securities Act and any applicable state securities laws or an exemption from registration is available.

      Since the securities will not be registered at the time of issuance, the certificates representing the shares and warrants underlying the units delivered to you will bear the following legends, respectively:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

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      (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR ASSIGNED
      EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT.

      NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF, AS OF THE DATE OF ISSUANCE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT.

            Please acknowledge your agreement and understanding of the above provisions by signing and dating a copy of this letter and returning it to us by facsimile and mail. The securities will be delivered to you promptly after receipt of your acknowledgement.

                                          Sincerely,

                                          MILESTONE SCIENTIFIC INC.

                                          By: /s/ Thomas M. Stuckey
                                              ----------------------------
                                                 Thomas M. Stuckey
                                                  Chief Financial Officer

ACCEPTED AND AGREED TO
THIS 28th DAY OF DECEMBER, 2001


By: /s/ Leonard Osser
   ----------------------------
         Leonard Osser


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